Exhibit 10.1

PERINI CORPORATION
FOURTH AMENDMENT AND WAIVER

        THIS FOURTH AMENDMENT AND WAIVER (this “Amendment”) is entered into as of August 25, 2004 by and among PERINI CORPORATION, a Massachusetts corporation (the “Borrower”), with its chief executive office at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, FLEET NATIONAL BANK, as Administrative Agent (the “Administrative Agent”), and the Lenders under the Credit Agreement, as defined below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as defined below.

R E C I T A L S

        WHEREAS, the Borrower, the Administrative Agent and the Lenders have previously entered into a Credit Agreement dated as of January 23, 2002, as amended by a First Amendment and Waiver dated as of February 14, 2003, by a Second Amendment dated as of November 5, 2003 and by a Third Amendment dated as of January 31, 2004 (the “Credit Agreement”);

        WHEREAS, the Borrower has requested that a waiver of the Event of Default existing under Section 6.01(m)(iii) of the Credit Agreement resulting from the sale of shares of the Borrower by certain of the shareholders identified therein (the “Existing Default”) be granted and that certain modifications be made to the Credit Agreement, and the Lenders have agreed to grant such waiver and permit such modifications to the Credit Agreement on the terms and conditions set forth herein;

        NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Borrower, the Administrative Agent and the Lenders from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      A. Amendments to Credit Agreement.

1. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) The following defined terms are hereby amended in their entirety to read as follows:

        “Applicable Margin” means the following percentage per annum (i) with respect to any interest rate calculated with respect to the Adjustable Libor Rate or the Prime Rate, and (ii) with respect to any fees payable on any Letter of Credit, the margin set forth below:

--------------------------- ------------------------- -------------------------------------
        PRIME RATE                LIBOR LOANS                  LETTERS OF CREDIT
          LOANS
--------------------------- ------------------------- -------------------------------------
           .00%                      2.00%                           1.50%
--------------------------- ------------------------- -------------------------------------

     (b) The defined term "Clean Down Period" is hereby deleted, and the following defined term, "Clean Up Period", substituted in its place:

      "Clean Up Period" has the meaning set forth in Section 2.10(a).

     (c) The defined terms "Covered Charges" and "Interest Coverage Ratio" are hereby deleted.

      (d) The following new defined terms are hereby added:

     "Consolidated EBITDA" means, for any period, the Borrower's and its Consolidated Subsidiaries' Consolidated Net Income, plus (x) the sum of the Borrower's and its Consolidated Subsidiaries' (i) tax expense, (ii) interest expense, (iii) depreciation expense, and (iv) amortization expense, minus (y) Consolidated Capital Expenditures, all for such period and as determined in accordance with GAAP.

     "Consolidated Debt Service" means, at any date and for the period specified, the sum of the Borrower's and its Consolidated Subsidiaries' (i) cash interest expense, (ii) cash taxes, (iii) scheduled payments of principal and interest, and (iv) Restricted Payments, including any paid or accrued during the period of measurement on any of the Borrower's preferred stock.

      "Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA to Consolidated Debt Service.

     "Revolving Credit Termination Date" means the earlier of (i) June 30, 2007, or (ii) the date of termination in whole of the Commitments pursuant to Section 6.01.

2. Section 2.10(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

     "(a) Semi-Annual Reduction in Revolving Loans. During each six (6) month calendar period ending on June 30 and December 31 occurring prior to the Revolving Credit Termination Date (each such period, a "Clean Up Period"), the Borrower shall prepay all of the outstanding Revolving Loans for any ten (10) consecutive Business Days. Any Revolving Loan repaid may be reborrowed after any Clean Up Period in accordance with Section 2.01(a). "

3. Section 5.07 of the Credit Agreement is hereby amended in its entirety to read as follows:

     "Section 5.07. Financial Covenants.

      (a) Minimum Net Operating Profit. As of the end of each fiscal quarter, the Borrower shall not permit Net Operating Profit to be less than the amount set forth for such quarter below, calculated in the aggregate for the four consecutive fiscal quarters then ending:

        ----------------------------------------- -------------------------------------------
               Fiscal Quarters Ending                  Minimum Net Operating Profit
        ----------------------------------------- -------------------------------------------

                9/30/04 and 12/31/04                           $25,000,000
        ----------------------------------------- -------------------------------------------

               3/31/05 and thereafter                          $27,500,000
        ----------------------------------------- -------------------------------------------

     (b) Minimum Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50:1 for the four consecutive fiscal quarters then ending.

     (c) Minimum Consolidated Net Income. As of the end of each fiscal quarter, the Borrower shall not permit Consolidated Net Income for such fiscal quarter to be less than $1.00.

     (d) Minimum Consolidated Tangible Net Worth. As of the end of each fiscal quarter, the Borrower will not permit Consolidated Tangible Net Worth to be less than $62,090,000, plus on a cumulative basis and commencing with the Borrower's fiscal quarter ending December 31, 2001, fifty percent (50%) of the Borrower's Consolidated Net Income (without any reduction for losses) for each consecutive two fiscal quarters of the Borrower ending on June 30 and December 31 of each year.

     (e) Minimum Working Capital Ratio. As at the end of each of its fiscal quarters, the Borrower shall not permit the ratio of (i) the consolidated current assets (including cash and cash equivalents) of the Borrower and its Consolidated Subsidiaries to (ii) the consolidated current liabilities (excluding Debt under this Agreement) of the Borrower and its Consolidated Subsidiaries to be less than 1.20:1."

4. Section 6.01(m) of the Credit Agreement is hereby amended in its entirety to read as follows:

     "(m) any of the following: (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Exempt Group) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 15% or more of the outstanding shares of common stock of the Borrower; (ii) the Borrower shall cease to own 100% of the capital stock of any Subsidiary Guarantor; or (iii) the Tutor-Saliba Corporation shall cease to be deemed an Affiliate of the Borrower; or"

5. Schedule A of the Credit Agreement is hereby deleted and replaced in its entirety with Schedule A attached to this Amendment.

     B. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that: (a) the Borrower has the full power and authority to execute, deliver and perform its respective obligations under, the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors of the Borrower; (c) the representations and warranties contained or referred to in Article IV of the Credit Agreement are true and accurate in all material respects as of the date of this Amendment; and (d) other than the Existing Default, no Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

     C. Other.

     1.  This Amendment shall take effect upon receipt by the Administrative Agent of:

     (i) this Amendment duly executed and delivered by the Borrower;

     (ii) an Assistant Clerk's Certificate executed by the Assistant Clerk of the Borrower with regard to resolutions, organizational matters and officer incumbencies;

     (iii) Legal Existence/Good Standing Certificate issued by the Massachusetts Secretary of the Commonwealth for the Borrower;

     (iv) payment to the Administrative Agent, for the pro rata accounts of the Lenders, of an extension fee of $100,000 to be debited to account number #0236422481 with Fleet National Bank; and

     (v) Payment of all costs and expenses (including, without limitation, the reasonable costs and expenses of the Administrative Agent's counsel) incurred by the Administrative Agent in connection with this Amendment.

     2.   In reliance upon the representations of the Borrower to the Administrative Agent and the Lenders that no Default or Event of Default exists under the Credit Agreement, other than the Existing Default, the Lenders hereby waive such Event of Default for any fiscal period in which such Event of Default shall have occurred or be continuing. This waiver is limited to the Event of Default described above and is not, nor shall it be construed as, a waiver of any other Default or Event of Default under the Credit Agreement, now existing or hereafter occurring, nor shall anything herein or the Lenders’ actions hereunder be construed so as to imply that the Lenders have agreed, or are obligated, to grant any future waivers under the Credit Agreement. Except as otherwise expressly provided in this Amendment, all of the provisions of the Credit Agreement shall remain in full force and effect.

     3. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules. All parts of the Credit Agreement, the Financing Documents and the Fee Letter not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail. Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any related document, shall mean the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Borrower, the Administrative Agent and the Lenders in accordance with Section 9.05 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Amendment.

                                       BORROWER:

WITNESSED:                             PERINI CORPORATION

/s/Donna E. Tannar                     By: /s/Susan C. Mellace
Donna E. Tannar                              Susan C. Mellace
    Print Name                               Treasurer

                                       ADMINISTRATIVE AGENT:

                                       FLEET NATIONAL BANK, as Administrative Agent

                                       By: /s/Thomas F. Brennan
                                              Thomas F. Brennan
                                              Senior Vice President

                                       LENDERS:

                                       FLEET NATIONAL BANK

                                       By: /s/Thomas F. Brennan
                                              Thomas F. Brennan
                                              Senior Vice President

                                       BANKNORTH, N.A.

                                       By: /s/Jon R. Sundstrom
                                              Jon R. Sundstrom
                                              Senior Vice President